Exhibit 10.6
FIRST AMENDMENT
TO THE
PNM RESOURCES, INC.
2020 LONG-TERM INCENTIVE PLAN
The 2020 Long-Term Incentive Plan (the “Plan”) was adopted pursuant to the PNM Resources, Inc. 2014 Performance Equity Plan (the “PEP”). By this instrument, the Company desires to amend the Plan as set forth below.
1.The fourth bullet point (out of 11 bullet points in the Section) under the “Other Provisions” Section of the Plan is hereby amended and restated in its entirety to read as follows:
•A prorated Performance Share Award will be provided to an Officer who has a Separation from Service in the second half of the Performance Period (in other words, between July 1, 2021 and December 31, 2022) due to death, Disability, Retirement or Impaction. A prorated Performance Share Award will not be paid to an Officer who incurs a Separation from Service for any of these reasons during the first half of the Performance Period. If an Officer incurs a Separation from Service prior to the last day of the Performance Period for any reason other than as set forth in this paragraph or due to a Qualifying Change in Control Termination, the Officer will not be entitled to receive an Award.
2.The seventh bullet point (out of 11 bullet points in the Section) under the “Other Provisions” Section of the Plan is hereby amended and restated in its entirety to read as follows:
•Upon an Officer’s Separation from Service at any time during the Performance Period due to a Qualifying Change in Control Termination, all Performance Shares will vest at the end of the Performance Period, or such earlier time as determined under the terms of the PEP, based on the level of achievement of the performance goals in accordance with the applicable provisions of the PEP.

4830-5701-8834.3

3.Section 1(b) (Performance Share Awards – Separation from Service; Forfeiture) of Attachment D (2020 Long-Term Incentive Plan Terms and Conditions) of the Plan is hereby amended and restated in its entirety to read as follows:
(b)    Separation from Service; Forfeiture. Unless an Officer qualifies for a full or prorated Award as described in the Plan due to a Qualifying Change in Control Termination, as the result of a Separation from Service during the second half of the Performance Period due to death, Disability, Retirement, or Impaction, or as otherwise described in the Plan, the Officer’s Award will be forfeited upon the Officer’s Separation from Service prior to the end of the Performance Period. If the Company terminates an Officer’s employment for Cause during or following the expiration of the Performance Period, all vested and unvested Performance Shares shall be canceled and forfeited immediately, regardless of whether the Officer elects Retirement. As described in the Plan, the Company’s Executive Vice President, Corporate Development and Finance (determined as of the Grant Date for the Performance Share Awards) shall be entitled to a full (rather than a prorated) Performance Share Award, calculated at the end of the Performance Period based on actual performance during the Performance Period, if he has a Separation from Service at any time during the Performance Period for reasons other than for Cause.
4.This First Amendment amends only the provisions of the Plan as noted above, and those provisions not expressly amended shall be considered in full force and effect. Notwithstanding the foregoing, this First Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and intent of this First Amendment.
IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed by its duly authorized representative on this 28th day of December, 2020.
PNM RESOURCES, INC.

By:    /s/ Patrick V. Apodaca
Patrick V. Apodaca
Its: Senior Vice President, General Counsel
4830-5701-8834.3

2